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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ORBITZ, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
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	(3)	Filing Party:
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April 15, 2004

Dear Shareholders:

        You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Orbitz, Inc. We will hold the meeting on Wednesday, June 2, 2004 at 9:00 a.m. Central Time at the Swissôtel Chicago, 323 East Wacker Drive, Chicago, Illinois.

        Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We hope you will be able to attend the Annual Meeting. Your vote is important. Whether or not you are able to attend, it is important that your shares are represented at the meeting. Please sign, date and return the proxy card at your earliest convenience. Certain shareholders also have the option to vote shares by telephone or Internet as well as by mail. Please refer to the proxy card or voting form to see which options are available to you.

                        Sincerely,

                        Jeffrey G. Katz
                         Chairman, President and Chief Executive Officer

ORBITZ, INC.
200 SOUTH WACKER DRIVE, SUITE 1900
CHICAGO, ILLINOIS 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 2, 2004

To the Shareholders:

        The Annual Meeting of Shareholders of Orbitz, Inc. (the "Company") will be held on Wednesday, June 2, 2004, at 9:00 a.m. Central Time at the Swissôtel Chicago, 323 East Wacker Drive, Chicago, Illinois, for the following purposes:

  1.
  For the holders of Class A common stock and Class B common stock to elect one Class A Director to serve until the 2007 Annual Meeting of Shareholders and until her successor is duly elected and qualified.

  2.
  For the holders of the Class B common stock to elect five Class B Directors to serve until the 2005 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

  3.
  For the holders of the Class B common stock to elect the Management Director to serve until the 2005 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

  4.
  To ratify the appointment of KPMG LLP as auditors of the Company for 2004.

  5.
  To transact such other business as may properly come before the meeting.

        The Board of Directors fixed the close of business on April 7, 2004 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

        Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date (or their authorized representatives) holding evidence of their ownership and presenting valid photo identification. If your shares are held by a bank or broker, you will need to bring to the Annual Meeting a bank or broker statement evidencing your beneficial ownership of our common stock.

                        By Order of the Board of Directors

                        Richard Buchband
                         V.P., Senior Corporate Counsel and Secretary

April 15, 2004
Chicago, Illinois

ORBITZ, INC.
200 SOUTH WACKER DRIVE, SUITE 1900
CHICAGO, ILLINOIS 60606

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 2, 2004

GENERAL INSTRUCTIONS

        We prepared this Proxy Statement in connection with the solicitation by our Board of Directors of proxies for the Annual Meeting of Shareholders of Orbitz, Inc. to be held on Wednesday, June 2, 2004, at 9:00 a.m. Central Time at the Swissôtel Chicago, 323 East Wacker Drive, Chicago, Illinois. This Proxy Statement and the accompanying proxy card are being first mailed to shareholders on or about April 15, 2004.

        The Company has two classes of common stock, Class A common stock and Class B common stock, each of which is entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on April 7, 2004 will be entitled to notice of and to vote at the Annual Meeting. As of April 7, 2004, 13,105,402 shares of our Class A common stock were outstanding and entitled to vote. The Class A common stock is entitled to one vote per share, which represents an aggregate of 13,105,402 votes. Our Class B common stock consists of the following five series: Series B-AA common stock, Series B-CO common stock, Series B-DL common stock, Series B-NW common stock, and Series B-UA common stock. As of April 7, 2004, 27,269,809 shares of our Class B common stock were outstanding and entitled to vote. The Class B common stock is entitled to ten votes per share on matters submitted to a vote of the holders of our common stock voting together as a single class, which represents an aggregate of 272,698,090 votes. The Class B common stock is entitled to one vote per share on matters submitted to a separate vote of the holders of our Class B common stock, or a series within such class, which represents an aggregate of 27,269,809 votes. No other securities are entitled to be voted at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of holders of record of a majority of the outstanding shares of our common stock will constitute a quorum.

        Holders of our Class A common stock and Class B common stock will vote together as a single class to elect one Class A Director to serve until the 2007 Annual Meeting. Holders of each of our five series of Class B common stock will be entitled to separately elect one Class B Director for the corresponding series of our Class B common stock to serve until the 2005 Annual Meeting. Holders of our Class B common stock will vote together as a single class to elect the Management Director to serve until the 2005 Annual Meeting. Pursuant to our Amended and Restated Bylaws, the nominee for Management Director shall be our chief executive officer. Pursuant to our Amended and Restated Stockholders Agreement, the holders of our Class B common stock have agreed to cast all of their votes to elect our chief executive officer as the Management Director.

        Pursuant to our Amended and Restated Bylaws, the nominee for each specified director position receiving a plurality of votes of the shareholders entitled to vote for such position shall be elected.

        The ratification of the appointment of KPMG LLP as auditors of the Company for 2004 requires the vote of a majority of the shares of our common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting.

        If a shareholder is the beneficial owner of shares held by a broker or other nominee, such broker or other nominee will request instructions from the beneficial owner with respect to each proposal to be voted on at the Annual Meeting. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held by it on behalf of the beneficial owner, but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. We will treat broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will have no effect on the election of directors, because directors are elected by the highest number of votes cast. However, broker non-votes will not be counted, and therefore will have the same effect as votes against, the proposal to ratify the appointment of KPMG LLP as auditors of the Company for 2004. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares on routine matters even if instructions have not been received from the beneficial owner.

        A shareholder may withhold votes in the election of directors and may abstain from voting on the proposal to ratify the appointment of KPMG as auditors of the Company for 2004. We will treat directions to withhold authority and abstentions as present and entitled to vote for purposes of determining the presence of a quorum. Directions to withhold authority will have no effect on the election of directors, because directors are elected by the highest number of votes cast. Abstentions will not be counted, and therefore will have the same effect as votes against, the proposal to ratify the appointment of KPMG LLP as auditors of the Company for 2004.

        We request that you mark the accompanying proxy card to indicate your votes, sign and date it, and return it to the Company in the enclosed envelope. If your completed proxy card is received prior to or at the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of the Company's nominee as a Class A Director and FOR the ratification of the appointment of KPMG LLP as auditors of the Company for 2004, and in the discretion of the proxy holders as to any other business which may properly come before the meeting. Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing. We request that all such written notices of revocation to the Company be addressed to Richard Buchband, Vice President, Senior Corporate Counsel and Secretary, Orbitz, Inc., 200 South Wacker Drive, Suite 1900, Chicago, Illinois 60606.

        The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone, facsimile and electronic mail transmission. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage firms and others for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has engaged D. F. King & Co., Inc. to assist in proxy solicitation and collection, and has agreed to pay such firm $3,000, plus out-of-pocket costs and expenses.

ELECTION OF DIRECTORS

Information Concerning the Directors and Nominees

        Our Board of Directors currently consists of nine members, three of whom are Class A Directors, five of whom are Class B Directors and one of whom is the Management Director. The Class A Directors are divided into three classes having staggered three-year terms, one of whom serves in Class I and whose term expires at this year's Annual Meeting, one of whom serves in Class II and whose term will expire at the Annual Meeting to be held in 2005, and one of whom serves in Class III and whose term will expire at the Annual Meeting to be held in 2006. Upon the expiration of the term of a Class A Director, the person nominated to serve as the director in such class is elected for a three-year term at the Annual Meeting in the year in which such term expires. The Class B Directors and the Management Director are elected by the holders of Class B common stock for a one-year term at each Annual Meeting.

        Background information with respect to our Board of Directors and nominees for election as director appears below. See "Security Ownership" for information regarding each such person's holdings of our equity securities.

Name	Age	Position
Jeffrey G. Katz*	48	Chairman of the Board of Directors, President and Chief Executive Officer
Denise K. Fletcher*	55	Class A Director—Class I
Marc L. Andreessen	32	Class A Director—Class II
Scott D. Miller	51	Class A Director—Class III
Daniel P. Garton*	46	Series B-AA Director
Jeffery A. Smisek*	49	Series B-CO Director
Vincent F. Caminiti*	60	Series B-DL Director
J. Timothy Griffin*	52	Series B-NW Director
Douglas A. Hacker*	48	Series B-UA Director

*
Nominee for election as director at 2004 Annual Meeting

PROPOSAL 1—Election of Class A Director
(To Be Voted On By All Holders of Common Stock)

        Holders of our Class A common stock and Class B common stock will vote together as a single class to elect one Class A Director. The nominee for Class A Director receiving the highest number of votes will be elected to serve until the 2007 Annual Meeting. Our Class A Nominating Committee has nominated Denise K. Fletcher for election as a Class A Director, to serve in Class I for a three-year term expiring at the Annual Meeting to be held in 2007. In the event that Ms. Fletcher is unavailable to serve, proxies received pursuant to this solicitation will be voted for the election of a substitute nominee that the Class A Nominating Committee may propose. Ms. Fletcher has consented to be named in this Proxy Statement and agreed to serve if elected, and our Board of Directors has no reason to believe that Ms. Fletcher will be unable to serve. Certain background information about Ms. Fletcher is set forth below:

        Denise K. Fletcher has served as a director of Orbitz since March 2004. Ms. Fletcher served as Chief Financial Officer—Executive Vice President of MasterCard Incorporated, an international payment solutions company, from September 2000 to May 2003. Ms. Fletcher also served as Chief Financial Officer, Senior Vice President of Bowne Inc., a global document management and information services provider, from September 1996 to August 2000. Ms. Fletcher is a director and member of the audit committee and the nominating and corporate governance committee of Unisys Corporation, a company traded on the New York Stock Exchange.

        All outstanding shares of our Class B common stock are beneficially owned by American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines, or their affiliates, which we refer to as the "Founding Airlines." See "Important Information Regarding the Board of Directors and Committees—Controlled Company Exemption." The Founding Airlines have advised us that they intend to vote "FOR" Denise K. Fletcher, which would result in the election of Ms. Fletcher as a Class A Director.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF DENISE K. FLETCHER AS A CLASS A DIRECTOR.

PROPOSAL 2—Election of Class B Directors
(To Be Voted On By Holders of Class B Common Stock Only)

        The following information concerns the five nominees for election as Class B Directors. Only the holders of our Class B common stock, voting separately as a series, are entitled to vote to elect each Class B Director associated with that series. Holders of our Class A common stock do not have a vote, and we are not soliciting proxies from the holders of our Class A common stock, with respect to the election of the five Class B Directors who will be elected at the meeting. All of our Class B Directors are officers of the Founding Airlines, with which we have numerous business relationships. See "Certain Relationships and Related Party Transactions."

Election of Class B Director by Holder of Series B-AA Common Stock

        The holder of our Series B-AA common stock, voting separately as a series, has the exclusive right to elect one Class B Director. The holder of our Series B-AA common stock has nominated Daniel P. Garton for election as a Class B Director, to serve for a one-year term expiring at the Annual Meeting to be held in 2005. Mr. Garton has consented to be named in this Proxy Statement and agreed to serve if elected, and the Board of Directors has no reason to believe that Mr. Garton will be unable to serve. Certain background information about Mr. Garton is set forth below:

        Daniel P. Garton has served as a director of Orbitz since October 2002. Mr. Garton has served as Executive Vice President—Marketing of AMR Corporation and American Airlines since September 2002. Mr. Garton was Executive Vice President—Customer Services of American Airlines from January 2000 to September 2002, Senior Vice President—Customer Services from September 1998 to January 2000 and President of American Eagle Airlines from July 1995 to September 1998. Mr. Garton has served as a trustee of Liberty Property Trust, a Maryland real estate investment trust, since December 2001.

        All outstanding shares of our Series B-AA common stock are beneficially owned by American Airlines. American Airlines has advised us that it intends to vote for Mr. Garton, which would result in the election of Mr. Garton as a Class B Director.

Election of Class B Director by Holder of Series B-CO Common Stock

        The holder of our Series B-CO common stock, voting separately as a series, has the exclusive right to elect one Class B Director. The holder of our Series B-CO common stock has nominated Jeffery A. Smisek for election as a Class B Director, to serve for a one-year term expiring at the Annual Meeting to be held in 2005. Mr. Smisek has consented to be named in this Proxy Statement and agreed to serve if elected, and our Board of Directors has no reason to believe that Mr. Smisek will be unable to serve. Certain background information about Mr. Smisek is set forth below:

        Jeffery A. Smisek has served as a director of Orbitz since January 2003. Mr. Smisek has served as Executive Vice President of Continental Airlines since March 2003. From May 2001 to March 2003, Mr. Smisek served as Executive Vice President—Corporate and Secretary and from November 1996 to May 2001, Mr. Smisek served as Executive Vice President, General Counsel and Secretary of Continental Airlines. Mr. Smisek is also a director of Varco International, Inc.

        All outstanding shares of our Series B-CO common stock are beneficially owned by Continental Airlines. Continental Airlines has advised us that it intends to vote for Mr. Smisek, which would result in the election of Mr. Smisek as a Class B Director.

Election of Class B Director by Holder of Series B-DL Common Stock

        The holder of our Series B-DL common stock, voting separately as a series, has the exclusive right to elect one Class B Director. The holder of our Series B-DL common stock has nominated Vincent F.

Caminiti for election as a Class B Director, to serve for a one-year term expiring at the Annual Meeting to be held in 2005. Mr. Caminiti has consented to be named in this Proxy Statement and agreed to serve if elected, and our Board of Directors has no reason to believe that Mr. Caminiti will be unable to serve. Certain background information about Mr. Caminiti is set forth below:

        Vincent F. Caminiti has served as a director of Orbitz since May 2000. Mr. Caminiti has served as Senior Vice President—Profitability Initiatives of Delta Air Lines since January 2003. Mr. Caminiti was Senior Vice President—e-Business of Delta Air Lines from September 2000 to January 2003, Senior Vice President—Sales & Distribution from November 1998 to September 2000 and Senior Vice President—Sales and International from November 1996 to November 1998.

        All outstanding shares of our Series B-DL common stock are beneficially owned by Omicron Reservations Management, an affiliate of Delta Air Lines. Omicron Reservations Management has advised us that it intends to vote for Mr. Caminiti, which would result in the election of Mr. Caminiti as a Class B Director.

Election of Class B Director by Holder of Series B-NW Common Stock

        The holder of our Series B-NW common stock, voting separately as a series, has the exclusive right to elect one Class B Director. The holder of our Series B-NW common stock has nominated J. Timothy Griffin for election as a Class B Director, to serve for a one-year term expiring at the Annual Meeting to be held in 2005. Mr. Griffin has consented to be named in this Proxy Statement and agreed to serve if elected, and our Board of Directors has no reason to believe that Mr. Griffin will be unable to serve. Certain background information about Mr. Griffin is set forth below:

        J. Timothy Griffin has served as a director of Orbitz since September 2000. Mr. Griffin has served as Executive Vice President, Marketing and Distribution of Northwest Airlines since January 1999 and was Senior Vice President, Market Planning and Systems from June 1993 to January 1999. Mr. Griffin is also a director of Pinnacle Airlines Corp.

        All outstanding shares of our Series B-NW common stock are beneficially owned by Northwest Airlines. Northwest Airlines has advised us that it intends to vote for Mr. Griffin, which would result in the election of Mr. Griffin as a Class B Director.

Election of Class B Director by Holder of Series B-UA Common Stock

        The holder of our Series B-UA common stock, voting separately as a series, has the exclusive right to elect one Class B Director. The holder of our Series B-UA common stock has nominated Douglas A. Hacker for election as a Class B Director, to serve for a one-year term expiring at the Annual Meeting to be held in 2005. Mr. Hacker has consented to be named in this Proxy Statement and agreed to serve if elected, and our Board of Directors has no reason to believe that Mr. Hacker will be unable to serve. Certain background information about Mr. Hacker is set forth below:

        Douglas A. Hacker has served as a director of Orbitz since May 2000. Mr. Hacker has served as Executive Vice President—Strategy of UAL Corporation and United Air Lines since December 2002. From September 2001 until December 2002, Mr. Hacker served as Executive Vice President of United Air Lines and President of UAL Loyalty Services, Inc. From July 1999 to September 2001, Mr. Hacker served as Executive Vice President and Chief Financial Officer of UAL Corporation and as Executive Vice President—Finance and Planning and Chief Financial Officer of United Air Lines. From February 1996 to September 2001, Mr. Hacker served as Senior Vice President and Chief Financial Officer. On December 9, 2002, UAL Corporation and certain of its domestic subsidiaries, including United Air Lines and UAL Loyalty Services, Inc., filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Hacker is also a director of 39 registered investment funds advised by Columbia Management Group.

        All outstanding shares of our Series B-UA common stock are beneficially owned by United Air Lines. United Air Lines has advised us that it intends to vote for Mr. Hacker, which would result in the election of Mr. Hacker as a Class B Director.

PROPOSAL 3—Election of Management Director
(To Be Voted On By Holders of Class B Common Stock Only)

        The following information concerns the nominee for election as the Management Director. Only the holders of our Class B common stock are entitled to vote to elect the Management Director. Holders of our Class A common stock do not have a vote, and we are not soliciting proxies from the holders of our Class A common stock, with respect to the election of the Management Director.

        The Orbitz, Inc. Amended and Restated Certificate of Incorporation provides that holders of our Class B common stock will vote together as a single class to elect one director, who we refer to as the "Management Director". Pursuant to our Amended and Restated Bylaws, the nominee for Management Director shall be our chief executive officer. Pursuant to our Amended and Restated Stockholders Agreement, the Founding Airlines or their affiliates have agreed to vote all shares of our Class B common stock owned by them to elect our chief executive officer as the Management Director position. See "Certain Relationships and Related Party Transactions—Stockholders Agreement". Our chief executive officer, Jeffrey G. Katz, has been nominated for election as the Management Director, to serve for a one-year term expiring at the Annual Meeting to be held in 2005. Mr. Katz has consented to be named in this Proxy Statement and agreed to serve if elected, and our Board of Directors has no reason to believe that Mr. Katz will be unable to serve. Certain background information about Mr. Katz is set forth below.

        Jeffrey G. Katz has served as our Chairman, President and Chief Executive Officer since July 2000. Prior to joining Orbitz, Mr. Katz was President and Chief Executive Officer of Swissair Group's Swissair, an international airline, from April 1997 until July 2000. Previously, Mr. Katz spent 17 years at American Airlines, an international airline, in a variety of executive roles including President of the Global Distribution System Division of Sabre. Mr. Katz received a B.S. in Mechanical Engineering from the University of California—Davis in 1976, an M.S. in Mechanical Engineering from Stanford University in 1978 and an M.S. from the Massachusetts Institute of Technology in 1980.

        All outstanding shares of our Class B common stock are beneficially owned by the Founding Airlines or their affiliates. The Founding Airlines or their affiliates have agreed to vote for Mr. Katz, which would result in the election of Mr. Katz as the Management Director.

CLASS A DIRECTORS NOT STANDING FOR ELECTION

  Class II Director—Term Expires in 2005

        Marc L. Andreessen has served as a director of Orbitz since January 2004. Since September 1999, Mr. Andreessen has served as the Chairman of the Board of Opsware Inc., a Nasdaq company and leading provider of data center automation. Mr. Andreessen co-founded Opsware Inc. in September 1999. In 1994, Mr. Andreessen co-founded Netscape, the first Web browser company, and served as its Chief Technology Officer and Executive Vice President of Products. After America Online acquired Netscape in 1999, Mr. Andreessen became the Chief Technology Officer of America Online, responsible for guiding its overall technological direction. While attending the University of Illinois, Mr. Andreessen created the first Internet browser with a team of students and staff at the University's National Center for Supercomputing Applications (NCSA). Mr. Andreessen also serves as a director of Blue Coat Systems, a Nasdaq company that is a provider of secure proxy appliances that control user communications and content over the Internet.

  Class III Director—Term Expires in 2006

        Scott D. Miller has served as a director of Orbitz since December 2003. Since October 2003, Mr. Miller has been a private investor. Mr. Miller served as Non-Executive Vice Chairman of Hyatt Hotels Corporation from May 2003 through September 2003; President from December 1999 to April 2003; and Executive Vice President from August 1997 to December 1999. Mr. Miller is also a director of Schindler Holding Ltd. and of AXA Financial, Inc., a subsidiary of AXA Group.

IMPORTANT INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors held 14 meetings and acted by written consent six times during 2003. All directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members during 2003. We encourage the directors to attend the Annual Meetings of Shareholders. The 2004 Annual Meeting is our first Annual Meeting as a publicly-held company.

Controlled Company Exemption

        Our Founding Airlines, or their affiliates, have filed a Schedule 13G with the Securities and Exchange Commission to report their Orbitz holdings as a group that controls more than 50% of our voting power. Please see "Security Ownership" below. As a result, we qualify as a "controlled company" as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules. Therefore, we are exempt from the requirements of Rule 4350(c) of the Nasdaq Marketplace Rules with respect to our Board of Directors being comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and the Class A Nominating Committee of the Board of Directors. The controlled company exemption does not modify the independence requirements for the Audit Committee.

        Of the nine directors currently serving on the Board of Directors, the Board of Directors has determined that Ms. Fletcher and Messrs. Andreessen and Miller are "independent directors" as defined in the Nasdaq Marketplace Rules and also meet the additional independence standards for Audit Committee members. During 2004, the Company intends to have two or more regularly scheduled executive session meetings attended solely by these independent directors.

Committees

        The Board of Directors has an Audit Committee, a Compensation Committee and a Class A Nominating Committee. Our Amended and Restated Bylaws mandate that at least one Class A Director is entitled to serve on the Audit Committee, the Compensation Committee and the Class A Nominating Committee, except where a different composition is required under the Sarbanes-Oxley Act or the Nasdaq Marketplace Rules. In addition, our Amended and Restated Bylaws provide that the directors elected by each series of Class B common stock, other than the chief executive officer, are entitled to serve on each committee of the Board of Directors, except where a different composition is required under the Sarbanes-Oxley Act or the Nasdaq Marketplace Rules.

        Audit Committee.    The Audit Committee of the Board of Directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent auditors, including the results and scope of the audit. The Audit Committee, which has been established in accordance with Securities and Exchange Commission rules, is currently comprised of Ms. Fletcher and Messrs. Andreessen and Miller. Ms. Fletcher was appointed as a member of the Audit Committee effective March 29, 2004, replacing Mr. Garton. The Board of Directors has determined that Ms. Fletcher is the "audit committee financial expert" as defined in the rules of the Securities and Exchange Commission. As discussed above, the Board of Directors has determined that all of the current members of the Audit Committee (including the audit committee financial expert) are "independent" for purposes of the

Nasdaq Marketplace Rules. The Audit Committee met four times during 2003. A copy of the current charter of the Audit Committee is attached to this Proxy Statement as Appendix A.

        Compensation Committee.    The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all of our executive officers, administers our stock plans and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee is comprised of Messrs. Caminiti, Garton, Griffin, Hacker, Miller and Smisek. The Compensation Committee met seven times during 2003.

        Class A Nominating Committee.    The Nasdaq Marketplace Rules do not require us, as a controlled company, to have a standing nominating committee composed of independent directors. Nominations of our Class A Directors are made by our Class A Nominating Committee. The Class A Nominating Committee does not consider nominations for our Class B Directors because candidates for these director positions are identified, nominated and elected by our Founding Airlines. The Class A Nominating Committee also does not consider nominations for Management Director because our Amended and Restated Bylaws require this to be our chief executive officer. The Class A Nominating Committee will identify and select nominees for Class A Director positions to be recommended by our Board of Directors for election as Class A Directors. The Class A Nominating Committee does not have a charter, but utilizes the criteria described below under "Class A Director Nomination Process." The Class A Nominating Committee consists of Messrs. Andreessen, Caminiti, Garton, Griffin, Hacker and Smisek. The Class A Nominating Committee acted by written consent once during 2003.

Class A Director Nomination Process

        When seeking candidates for Class A Director positions, the Class A Nominating Committee may solicit suggestions from incumbent directors, management or others. In connection with the implementation of independence requirements under the Nasdaq Marketplace Rules, the Company engaged Heidrick & Struggles, a search firm, to help identify and facilitate the screening and interview process of potential nominees for Class A Director positions. The Class A Nominating Committee will consider nominees for Class A Director positions recommended by our shareholders in accordance with the procedures described under "Shareholder Proposals and Director Nominations for 2005 Annual Meeting." Shareholder nominees that comply with these procedures will be given the same consideration as nominees for directors from other sources.

        Our Amended and Restated Bylaws provide that nominees for Class A Director positions may not be an employee, officer or director of a Founding Airline or its affiliates so long as such airline owns any shares of Class B common stock. The Class A Nominating Committee may consider the following additional criteria, among others it deems appropriate, in recommending candidates for election to the Board of Directors:

  •
  personal and professional integrity, ethics and values;

  •
  experience in corporate management, such as service as an officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today's business environment;

  •
  experience in the travel industry;

  •
  experience as a board member of another publicly held company; and

  •
  practical and mature business judgment, including ability to make independent analytical inquiries.

        Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. After conducting an initial evaluation of a candidate, the Class A Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a Class A Director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board of Directors, it will select that candidate for a Class A Director position to be recommended by the Board of Directors for election as a Class A Director.

Stockholder Communications with the Board of Directors

        You may contact the Board or any of the individual directors by writing to them c/o Richard Buchband, Vice President, Senior Corporate Counsel and Secretary, Orbitz, Inc., 200 S. Wacker Drive, Suite 1900, Chicago, Illinois 60606. Inquiries sent by mail will be reviewed, sorted and summarized by Mr. Buchband or his designee before they are forwarded to the Board or individual directors.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee consists of Mr. Smisek, as Chair, and Messrs. Caminiti, Garton, Griffin, Hacker and Miller. Messrs. Smisek, Caminiti, Garton, Griffin and Hacker are officers of the Founding Airlines. See "Certain Relationships and Related Party Transactions." None of the members of the Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Director Compensation

        The Management Director receives no additional compensation from us for his service as a director. Each other director receives an annual retainer of $20,000, with an additional stipend of $1,500 for each Board of Directors or committee meeting attended. In addition to the foregoing, the Chairman of our Audit Committee receives an annual retainer of $50,000, and other members of the Audit Committee an annual retainer of $10,000, for their service on the Audit Committee. We also reimburse our directors for their reasonable expenses incurred in attending meetings of our Board of Directors.

        Certain of our non-employee directors receive option grants automatically under our 2002 Stock Plan. See "Compensation of Executive Officers—Stock Plans—Amended and Restated Orbitz, Inc. 2002 Stock Plan." At the time the registration statement for our initial public offering became effective, each of Messrs. Garton, Griffin, Hacker and Miller received an option to purchase 4,410 shares of Class A common stock. Messrs. Caminiti and Smisek, in lieu of receiving such option grants personally, directed us to pay the fair market value of such option grants to their respective employers. The options granted in connection with our initial public offering have a per share exercise price equal to $26.00 per share, which was the per share price in our initial public offering. Mr. Andreessen, upon his initial election to our Board of Directors, automatically received an option grant for 4,769 shares. The options granted to Mr. Andreessen have a per share exercise price equal to $24.05 per share, which was the fair market value of our Class A common stock on the date of the option grant. Ms. Fletcher, upon her initial election to our Board of Directors, automatically received an option grant for 5,212 shares. The options granted to Ms. Fletcher have a per share exercise price equal to $23.25 per share, which was the fair market value of our Class A common stock on the date of the option grant. In addition, at each Annual Meeting of Shareholders, each of our non-employee directors that has not waived the right to receive option grants automatically will receive an option for that number of shares, rounded up to the next whole share, which results in the option having a Black-Scholes valuation of $70,000. The options granted automatically to our non-employee directors will have a per share exercise price equal to the then-fair market value of our Class A common stock. All of the automatically granted options (including the options granted in connection with or since the date of our initial public offering) will become vested in 50% installments on the date of their grant and on the first anniversary of the date of their grant, assuming continued service as a director. Options granted to our non-employee directors are exercisable until the earlier of 10 years from the date of grant or 12 months after a director terminates membership on our Board of Directors.

EXECUTIVE OFFICERS

        Our executive officers are set forth in the table below:

Name	Age	Position
Jeffrey G. Katz	48	Chairman of the Board of Directors, President and Chief Executive Officer
John J. Park	42	Chief Financial Officer
Christopher T. Hjelm	42	Chief Technology Officer
John R. Samuel	40	Executive Vice President, Consumer Travel

        Information with respect to Mr. Katz is set forth in "Election of Management Director" above.

        John J. Park has served as our Chief Financial Officer since October 2000. Prior to joining Orbitz, Mr. Park served as Vice President, Services Finance from January 2000 to September 2000 and Vice President, Credit Finance from October 1998 to January 2000 for Sears Roebuck and Company, a retail and financial services firm. Previously, Mr. Park served as Assistant Treasurer, Capital Markets and Corporate Finance from August 1997 to October 1998 and Food Sector Controller from June 1996 to July 1997 for Diageo PLC, a global premium food and beverage company. Mr. Park joined Diageo in 1992 and served in various financial management roles before that with Pepsico Inc., a food and beverage company, and General Motors, an automotive corporation. Mr. Park received a B.A. in Economics and Political Science from Oberlin College in 1983 and an M.B.A. from the University of Michigan in 1985.

        Christopher T. Hjelm has served as our Chief Technology Officer since July 2003. Prior to joining Orbitz, Mr. Hjelm served as Senior Vice President, Technology of eBay Inc., a worldwide online marketplace for the sale of goods and services by individuals and businesses, from March 2002 to June 2003, and as Executive Vice President, Broadband Network Services of Excite@Home, an Internet service provider, from June 2001 to February 2002. Mr. Hjelm served as Chairman, President and Chief Executive Officer of Zoho Corp., an online marketplace for the hospitality industry, from January 2000 to June 2001. Mr. Hjelm also spent 14 years at FedEx Corporation, a global provider of transportation, e-commerce and supply chain management services, in a variety of roles, including Chief Information Officer of the Information Technology Division. Mr. Hjelm received a B.S. in Computer Information Systems from Colorado State University in 1983.

        John R. Samuel has served as our Executive Vice President, Consumer Travel since August 2003. Prior to joining Orbitz, Mr. Samuel spent 16 years at American Airlines, an international airline, in a variety of roles, including Vice President, Customer Technology, and Vice President, Interactive Marketing, where he led the team which launched AA.com. Mr. Samuel received a B.B.A. from Abilene Christian University in 1985 and an M.B.A. from the University of Chicago in 1987.

OTHER KEY EMPLOYEES

        Information about our other key employees is set forth in the table below:

Name	Age	Position
Gary R. Doernhoefer	46	Vice President, General Counsel
Eliah M. Kahn	42	Vice President, Customer Experience
Mary A. Oleksiuk	42	Vice President, Human Resources
Michael D. Sands	37	Chief Marketing Officer
Rick F. Weber	44	Vice President, Business Travel Services

        Gary R. Doernhoefer has served as our Vice President and General Counsel since September 2000. Prior to joining Orbitz, Mr. Doernhoefer served as American Airlines' Senior Counsel for Government Affairs from July 1998 through August 2000. During his nine-year tenure at American Airlines, he also served in Attorney and Senior Attorney positions from January 1992 until June 1998, representing American Airlines on a number of complex antitrust cases. Previously, Mr. Doernhoefer served as a general law practice litigator for Mayer, Brown and Platt, and Davis, Graham and Stubbs. Mr. Doernhoefer received a B.A. in Political Science and Russian from Grinnell College in 1979 and a J.D. from the University of Chicago in 1984.

        Eliah M. Kahn has served as our Vice President, Customer Experience since January 2002. Prior to joining Orbitz, Mr. Kahn served as a partner for the CRM practice of Accenture, a management and technology services organization, from June 1998 until January 2002. Previously, Mr. Kahn was Chief Operating Officer for Market USA Inc. from March 1997 until June 1998 and held senior customer service management positions at Prudential Insurance, an insurance company, Marsh & McLennan Companies, a global professional services firm, Cigna Insurance, a financial services firm, and General Electric, a diversified industrial corporation. Mr. Kahn received a B.S. in Business Administration from Indiana University in 1983 and an M.B.A. from the University of Louisville in 1987.

        Mary A. Oleksiuk has served as our Vice President, Human Resources since March 2004. Prior to joining Orbitz, Ms. Oleksiuk served as Senior Vice President, Human Resources, Communication & Learning for Solucient, a healthcare information provider, from January 2002 until March 2004. Previously, Ms. Oleksiuk spent 17 years at AlliedSignal, a diversified technology and manufacturing company, and its successor by merger, Honeywell, in a variety of human resources and technical positions, most recently as Human Resources Director, Technology and Engineering, from January 1998 until January 2002. Ms Oleksiuk received a M.S. in Biology (Genetics) from the University of Illinois in 1985 and a B.S in Computer Science and in Biology from Wayne State University in 1983.

        Michael D. Sands has served as our Chief Marketing Officer since December 2001. Mr. Sands joined Orbitz in September 2000 as Vice President, Marketing. Prior to joining Orbitz, Mr. Sands served as Vice President, Customer Acquisition Marketing at Giant Step, an e-solutions subsidiary of the Bcom3 Group, from May 2000 until September 2000. Previously, Mr. Sands was Director of Advertising and Sales Promotion for the Oldsmobile Division at General Motors Corporation, an automotive manufacturer, from January 1999 until April 2000 and was Director of Advertising from January 1997 until January 1999, where he managed a $250 million advertising and promotions budget. Mr. Sands also held marketing and advertising positions at Ameritech, a telecommunications firm, and Leo Burnett Co., an advertising agency, where he led the United Air Lines national advertising account. Mr. Sands received a B.S. in Communications from Northwestern University in 1989 and an M.M. from the Kellogg School at Northwestern University in 1995.

        Rick F. Weber has served as our Vice President, Business Travel Services since April 2002. Prior to joining Orbitz, Mr. Weber was a private consultant for a global travel distribution company from December 2001 until February 2002. Previously, Mr. Weber was Vice President, Electronic Commerce and Marketing IT for Swissair and Swissair Group, an international airline, from May 1998 through

November 2001. Prior to that, Mr. Weber was Managing Director of Corporate Products for American Airlines, an international airline, from September 1996 until April 1998 and served in a variety of sales and international management positions over a ten-year career at American Airlines. Earlier in his career, he was Director of Marketing for DER Tours, a major German tour operator. He received a B.S. in Business Administration from the University of Virginia in 1980.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

        The total compensation paid to our Chief Executive Officer and our other executive officers for services rendered to the Company in 2003, 2002 and 2001 is summarized as follows:

										Long-Term Compensation
		Annual Compensation									Shares Underlying Options Granted
Name and Principal Position										Restricted Stock Awards		Long-Term Incentive Payouts
	Year	Salary		Bonus			Other(5)							All Other
Jeffrey G. Katz Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$ $ $	500,000 500,000 500,000	$ $ $	640,000 500,000 500,000	(1)	$ $ $	129,789 22,229 19,301	(6) (7) (7)	66,667 — 83,333	— — 1,216,666	$ $ $	— — —	$ $ $	— — —
John J. Park Chief Financial officer	2003 2002 2001	$ $ $	337,147 300,000 300,000	$ $ $	193,875 150,000 150,000	(2)	$ $ $	— — —		16,667 — 14,368	50,000 — 241,666	$ $ $	— — —	$ $ $	— — —
Christopher T. Hjelm Chief Technology Officer	2003 2002 2001	$ $ $	175,000 — —	$ $ $	50,000 — —	(3)	$ $ $	— — —		33,333 — —	166,666 — —	$ $ $	— — —	$ $ $	— — —
John R. Samuel, Executive Vice President, Consumer Travel	2003 2002 2001	$ $ $	112,500 — —	$ $ $	25,000 — —	(4)	$ $ $	41,523 — —	(8)	33,333 — —	100,000 — —	$ $ $	— — —	$ $ $	— — —

(1)
Includes $565,000 bonus earned in 2002 but paid in 2003 and $75,000 bonus earned and paid in 2003.

(2)
Includes $169,500 bonus earned in 2002 but paid in 2003 and $24,375 bonus earned and paid in 2003.

(3)
Represents signing bonus paid in 2003.

(4)
Represents signing bonus paid in 2003.

(5)
Unless otherwise shown, the aggregate amount of perquisites and other personal benefits securities or property received by the named executive officers was less than either $50,000 or 10.0% of the total annual salary and bonus reported for such named executive officer, whichever is less.

(6)
Includes $32,160 for rent reimbursement, $59,436 for legal, accounting and investment professional advice and $38,223 reimbursed for the payment of taxes on perquisites and other personal benefits.

(7)
Represents amounts reimbursed for the payment of taxes on perquisites and other personal benefits.

(8)
Includes $29,294 in relocation expense reimbursement and $12,228 reimbursed for the payment of taxes on perquisites and other personal benefits

Option Grants in 2003

        The following table sets forth certain information with respect to options granted in 2003 to our Chief Executive Officer and our other executive officers.

	Individual Grants
					Potential Realizable Value At Assumed Rates of Stock Price Appreciation for Option
	Number of Shares Underlying Options Granted	% of Total Options Granted To Employees In 2003
Name			Exercise Price	Expiration Date
					5%	10%
Jeffrey G. Katz	—	—	—	—	$—	—
John J. Park	50,000	6.10%	$13.02	4/3/2013	$433,844	$1,076,432
Christopher T. Hjelm	166,666	20.33%	$13.02	7/9/2013	$2,846,984	$5,818,704
John R. Samuel	100,000	12.20%	$13.98	8/29/2013	$1,753,911	$3,620,892

Option Exercises in 2003 and Year-End Values

        The following table sets forth certain information with respect to options exercised by our Chief Executive Officer and our other executive officers in 2003, as well as unexercised options held by them as of December 31, 2003.

			Number of Shares Underlying Unexercised Options at Fiscal Year End
					Value of Unexercised, In-the-Money Options at Fiscal Year End(1)
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey G. Katz	—	—	1,253,123	380,209	$20,513,624	$6,224,021
John J. Park	—	—	332,811	125,521	$5,448,116	$1,751,779
Christopher T. Hjelm	—	—	—	166,666	$—	$1,718,326
John R. Samuel	—	—	—	100,000	$—	$935,000

(1)
Calculated using closing stock price on December 31, 2003 of $23.33.

Equity Compensation Plan Information

        The following table sets forth certain information as of December 31, 2003 with respect to the shares of Class A common stock issuable under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,938,055	$8.14	2,624,410
Equity compensation plans not approved by security holders	—	—	—
Total	5,938,055	$8.14	2,624,410

Executive Employment Agreements

        We entered into an employment agreement with Mr. Katz dated as of July 6, 2000 that was amended and restated as of July 6, 2003. The agreement, which has a term of four years, provides for

Mr. Katz to receive a base salary of $500,000, subject to increase at the discretion of the Board, and to be eligible to receive a target annual performance bonus up to 200% of base salary upon attainment of performance goals determined by the Board. The agreement provides for a restricted stock grant of 66,667 shares on July 6, 2003. One-fourth of the shares of restricted stock will vest each year on each anniversary of the grant date. The agreement provided that if our market valuation (as defined in the agreement) was at least $1.25 billion at the time of the initial public offering, the vesting of one-fourth of the restricted stock would accelerate in the event the offering was completed before the first anniversary of the stock grant, and the vesting of the remaining installments of the restricted stock would also accelerate under specified conditions. In addition, under these circumstances, Mr. Katz would be eligible to receive a bonus stock grant of 33,333 shares if our stock price exceeded $52.00, two times the price of our Class A common stock in the initial public offering. Since the market valuation of our stock was less than $1.25 billion at the time of our initial public offering, Mr. Katz did not qualify for the accelerated vesting or stock grants described in the foregoing sentences. If Mr. Katz is discharged from Orbitz for reasons other than for cause, death or disability, or if he resigns because of a constructive termination, then, if Mr. Katz signs a release of claims against Orbitz, we will pay Mr. Katz severance equal to two times the sum of Mr. Katz's base salary plus the target bonus, which ranges from 100% to 200% of his base compensation. This severance amount will be paid over 24 months. In the event Mr. Katz is entitled to severance benefits, he will vest in and be entitled to exercise all options previously granted and outstanding as to the same number of shares as would have become vested and exercisable had he remained with Orbitz for an additional six months, and the grant of 66,667 restricted shares made to Mr. Katz on July 6, 2003 will fully vest. Mr. Katz will also be entitled to continue health care benefits until the end of his severance period, or, if earlier, the date he is no longer eligible to continue his health coverage as required by law. If, upon a change of control as defined in the agreement, Mr. Katz is not offered the position of Chairman and Chief Executive Officer of the combined corporation resulting from such change of control, then his stock grant and all of his options will vest and be exercisable as of the date of such change of control. Under the agreement, during his employment and for 12 months thereafter or for the duration of his severance period, as the case may be, Mr. Katz has agreed not to compete with us, solicit or hire any of our, our resellers' or our distributors' employees or solicit any business from any of our customers, users, resellers or distributors on behalf of any of our competitors. If Mr. Katz violates his agreement not to compete, his severance payments and all other related payments from Orbitz will cease.

        At Mr. Katz's option, if on any of the following triggering dates: (i) the first four anniversaries of July 6, 2003, (ii) 30 days after the completion of our initial public offering or (iii) Mr. Katz's resignation or termination by us for any reason, the average closing price of our stock for the immediately preceding 20-day period is less than $30.00 per share, Mr. Katz may require us to make a one-time cash payment to him in an amount equal to $30.00 minus such average closing price, multiplied by 83,333. This may result in a payment of up to $2,500,000, depending on the 20-day average closing price of our stock preceding the relevant triggering date. Mr. Katz declined to exercise this right with respect to the triggering date that occurred 30 days after the completion of our initial public offering.

        On October 2, 2000, July 1, 2003 and August 18, 2003, we entered into employment agreements with John J. Park, Christopher T. Hjelm and John R. Samuel, respectively, as our Chief Financial Officer, Chief Technology Officer and Executive Vice President, Consumer Travel. Under their agreements, Mr. Park and Mr. Hjelm each receive an annual salary of $350,000, subject to modification, and Mr. Samuel receives an annual salary of $300,000, subject to modification. In all other respects, the agreements are substantially similar. The agreements provide an opportunity for an annual performance-based target bonus of 50% of annual salary. The agreements may be terminated by us or the affected executive at any time, with or without cause. If any of Mr. Park, Mr. Hjelm or Mr. Samuel is terminated by us without cause or resigns as a result of constructive termination, as defined in the agreements, and if he signs a release of claims against Orbitz, we will continue to pay his base salary and honor obligations under certain benefit plans as provided in the agreements for a period of six months. We will also pay a prorated amount of the targeted maximum annual bonus and credit him with six months of additional service for purposes of vesting in unvested options and restrictions on restricted shares held by him as of the date of termination or resignation. If any of Mr. Park, Mr. Hjelm or Mr. Samuel is terminated in connection with a change in control as defined in the agreements, if he signs a release of claims against Orbitz, we will continue to pay his base salary for a period of 12 months, pay him an amount equal to the targeted maximum annual bonus, and an amount equal to the pro-rated targeted maximum annual bonus less any portion already paid to him, honor obligations under certain benefits plans as provided in the agreement, and accelerate the vesting of and release of restrictions on 100% of his options and restricted shares. Under the agreements, during their employment and for 12 months thereafter, Mr. Park, Mr. Hjelm and Mr. Samuel have each agreed not to compete with us, solicit or hire any of our, our affiliates' or our independent contractors' employees or interfere with our relationships with our suppliers, customers or clients.

Stock Plans

  Orbitz, Inc. 2000 Stock Plan

        Our Board of Directors adopted the 2000 Stock Plan, or the 2000 Plan, and our shareholders approved the 2000 Plan on June 1, 2000. The 2000 Plan was amended as of June 19, 2001. The 2000 Plan allows us to issue awards of stock options, restricted stock, stock appreciation rights and stock purchase rights. Our employees, directors and consultants are eligible to receive awards under the 2000 Plan. As of March 15, 2004, a total of 3,751,874 shares were either granted as restricted stock or stock purchase rights or were subject to options under the 2000 Plan. On April 10, 2002, the 2000 Plan was frozen and no further awards will be made under that plan. The 2000 Plan is administered by the Compensation Committee of our Board of Directors. Restricted stock is generally subject to a repurchase option in favor of Orbitz, exercisable upon the voluntary or involuntary termination of the employee, director or consultant's service with us for any reason, including death or disability.

        Options and rights granted under the 2000 Plan are generally not transferable by the participant, and each option, stock appreciation right or stock purchase right is exercisable, during the lifetime of the participant, only by such participant. Options granted under the 2000 Plan must generally be exercised within three months of the optionee's termination of employment, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term.

        In the event of certain corporate transactions, such as a merger or sale of substantially all of our assets, the 2000 Plan provides that each outstanding option or stock purchase right will be assumed or an equivalent option or right will be substituted for it by the successor corporation or its parent or subsidiary. If the successor corporation does not assume or substitute for the options or rights, the administrator shall provide for the participant to have the right to exercise the option or right, including shares that would not otherwise be vested or exercisable. If the administrator makes an option or right exercisable in full in the event of a merger or sale of assets, the administrator shall notify the participant in writing or electronically that the option shall be fully exercisable for a period of 15 days from such notice, and the option will terminate upon the expiration of such period.

  Amended and Restated Orbitz, Inc. 2002 Stock Plan

        The Amended and Restated 2002 Stock Plan, or the 2002 Plan, was adopted by our Board of Directors and approved by our shareholders on April 10, 2002. The 2002 Plan was subsequently amended and restated by our Board of Directors on May 15, 2002 and further amended on November 25, 2003. The 2002 Plan provides for the grant of stock options, stock purchase rights, stock appreciation rights and restricted stock awards to our employees, directors and consultants. A total of

5,328,839 shares of common stock have been reserved for issuance under the 2002 Plan, plus any shares of restricted stock forfeited or expired unexercised options under the 2000 Plan. As of March 15, 2004, a total of 3,408,381 shares have been granted as restricted stock or stock purchase rights or were subject to options under the 2002 Plan.

        The Compensation Committee as the administrator of the 2002 Plan has the power to determine the terms and conditions of the options and rights granted, including the exercise price, the number of shares to be covered by each award, the exercisability thereof and any restrictions regarding the award. Restricted stock is generally subject to a repurchase option in favor of Orbitz, exercisable upon the voluntary or involuntary termination of the employee, director or consultant's service with us for any reason, including death or disability.

        Options and rights granted under the 2002 Plan are generally not transferable by the participant, and each option, stock appreciation right or stock purchase right is exercisable, during the lifetime of the participant, only by such participant. Options granted under the 2002 Plan must generally be exercised within three months of the optionee's termination, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term.

        Members of our Board of Directors who are not employees are entitled to receive certain option grants automatically under the 2002 Plan. See "Important Information Regarding the Board of Directors and Committees—Director Compensation" for additional information on these option grants.

        In the event of certain corporate transactions, such as a merger or sale of substantially all of our assets, the 2002 Plan provides that each outstanding option or stock purchase right will be assumed or an equivalent option or right will be substituted for it by the successor corporation or its parent or subsidiary. If the successor corporation does not assume or substitute for the options or rights, the administrator shall provide for the participant to have the right to exercise the option or right, including shares that would not otherwise be vested or exercisable. If the administrator makes an option or right exercisable in full in the event of a merger or sale of assets, the administrator shall notify the participant in writing or electronically that the options shall be fully exercisable for a period of 15 days from such notice, and the options will terminate upon the expiration of such period.

Executive Bonus Plan

        Effective January 1, 2002, we adopted an Executive Bonus Plan. Our Board of Directors has delegated administration of the Bonus Plan to the Compensation Committee in accordance with our Amended and Restated Bylaws. Only our senior executive officers are eligible to participate in the Bonus Plan, as selected by its administrator.

        Bonuses are determined and paid based upon objectively determinable formulas established by the administrator and relating to one or more of the following corporate business performance criteria: net income, revenues, market share, new customers, earnings per share, return on equity, return on invested capital or assets, customer satisfaction, business percentage mix, gross margins, individual management by objective goals, cash flow, or earnings before any one or more of interest, taxes, depreciation or amortization. The administrator of the Bonus Plan may also, pursuant to its discretion, set additional conditions and terms for payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Bonus formulas may be set for performance periods of one, two or three fiscal years.

        The administrator may, in its discretion, reduce the amount of bonus otherwise payable to a participant under the bonus formula. However, the administrator has no discretion to increase the amount of a participant's bonus above the formula amount. In no event will a bonus payable to any participant under the Bonus Plan with respect to any performance period exceed $2,000,000.

        Bonuses may be paid in cash or the equivalent value of our common stock at the time the bonus is awarded. If paid in our common stock, the administrator may impose additional vesting or other similar restrictions on such stock; however, any such vesting restrictions may not exceed a period of four years.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board of Directors consists of Mr. Smisek, as Chair, and Messrs. Caminiti, Garton, Griffin, Hacker and Miller.

        The Committee has overall responsibility for our executive compensation policies and practices. The Committee's functions include determining the compensation of our Chief Executive Officer, overseeing all other executive officers' compensation, including salary and payments under annual bonus plans, and granting awards to the Chief Executive Officer, other executive officers and employees under our equity incentive plans.

        The Committee also administers our 2000 Stock Plan and our Amended and Restated 2002 Stock Plan.

        Compensation Philosophy and Policies.    The Committee believes that long-term corporate success, defined as sustained profitable growth and the creation of stockholder value, is best achieved in an environment in which employees have the opportunity to be innovative and are rewarded appropriately for their innovation and other contributions. In order to provide a direct link between corporate performance and compensation that will attract and retain top-caliber employees, the Committee's compensation philosophy is to provide total compensation opportunities that are competitive with peer companies. We also believe it is important for employees' compensation to be aligned with company-wide financial and operational performance. Our policies rely on two principles. First, a portion of executive officers' cash compensation should be at risk and vary depending upon meeting stated financial and operational objectives. Second, a significant portion of executive officers' total compensation should be in the form of stock, stock options or other equity incentives.

        When establishing salaries, bonus levels, and stock, stock option or other equity awards for executive officers, the Committee considers the individual's role, leadership responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions at companies that we consider to be peer companies within our industry or similar industries. The Committee utilizes an outside compensation consultant to review competitive compensation, and the Committee considers this data in determining executive officer compensation.

        The Committee sets compensation targets designed to provide executive officers with compensation that exceeds the average amounts paid to executives of peer companies in years in which we achieve superior results, and with compensation below the average of amounts paid to executives of peer companies in years in which we fail to achieve superior results. In the case of setting compensation targets for executive officers other than the Chief Executive Officer, and in the case of determining initial employment offers, the Committee takes into account the recommendations of the Chief Executive Officer.

        Base Salaries.    Messrs. Katz, Park, Hjelm and Samuel receive base salaries pursuant to their employment agreements. The Committee reviews base salaries of other key members of the company, in consultation with the Chief Executive Officer. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility and competitive pay practices.

        Cash Bonus Incentives.    Messrs. Katz, Park, Hjelm and Samuel are eligible to receive cash bonuses under the terms of their employment agreements. Mr. Katz is eligible for an annual cash incentive bonus upon the attainment of specified performance goals set by the Committee in consultation with Mr. Katz with an annual target bonus payout of 100% and a maximum bonus payout of 200% of his base salary. Messrs. Park, Hjelm and Samuel are also eligible for annual cash incentive bonuses based on annual target bonus amounts of 50% of their respective base salaries. These bonuses are likewise payable upon attainment of performance targets that we have determined. In 2003, we paid a portion of the annual incentive bonus after the first half of the fiscal year, with the majority of the bonus being paid to the executive following completion of the fiscal year and review of the company's full year performance against the specified performance targets.

        Equity Incentive Awards. A fundamental tenet of our compensation policy is that equity participation creates a vital long-term alignment between executive officers and other stockholders. The number of shares of common stock subject to option grants or restricted stock awards to executive officers is based on our business plans, the executive's level of corporate responsibility, individual performance, historical award data and competitive practices of companies that compete with us for executives. In making these grants, the Committee exercises its discretion and does not explicitly assign relative weight to these factors.

        During 2003, our executive officers received options to purchase a total of 316,666 shares of common stock and restricted grants of 149,998 shares of common stock. Of these totals, 66,666 shares of restricted stock and options with respect to 266,666 shares of common stock were granted in connection with the terms of the initial employment of certain of our executive officers.

        Chief Executive Officer Compensation.    The Committee most recently reviewed Mr. Katz's compensation package in connection with the renegotiation of his employment terms in July 2003 as a result of the slated expiration of his employment agreement. The Amended and Restated Employment Agreement, dated as of July 6, 2003, established the terms and conditions of his employment with Orbitz, including a minimum base salary, a target annual performance bonus, the vesting and terms of issuance of certain equity compensation bonuses and payments or benefits to which he would be entitled upon termination of his employment. The Compensation Committee typically reviews the compensation of the Chief Executive Officer annually pursuant to the same policies the Committee uses to evaluate the compensation of the other executive officers. The Committee determined that, as amended, Mr. Katz's Employment Agreement was consistent with the Committee's philosophy as described above.

        Tax Policy.    Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance goals are pre-established and objective, and if the material terms of the performance goals and the compensation arrangement are approved by stockholders. We have endeavored to structure our compensation plans to achieve maximum deductibility under Section 162(m) with minimal limitations to flexibility and corporate objectives.

        While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, certain compensation paid by Orbitz may not be deductible under Section 162(m), including restricted stock awards that vest over time.

        Conclusion.    The Committee believes that long-term stockholder value is enhanced by rewarding corporate and individual performance achievements, and that equity compensation is an important component of creating long-term stockholder value. Through the plans and policies described above, the Committee believes that a significant portion of our executive compensation is based on corporate and individual performance.

COMPENSATION COMMITTEE

                  Jeffery A. Smisek, Chairman
                  Vincent F. Caminiti
                  Daniel P. Garton
                  J. Timothy Griffin
                  Douglas A. Hacker
                  Scott D. Miller

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Initial Public Offering and Related Restructuring Transactions

        In December 2003, we completed an initial public offering of our Class A common stock. In connection with and to facilitate the initial public offering, we engaged in a series of restructuring transactions with the Founding Airlines or their affiliates. These transactions were consummated shortly prior to the initial public offering. Specifically, pursuant to an exchange agreement among Orbitz, Inc. and the Founding Airlines or their affiliates, the Founding Airlines or their affiliates contributed all their membership interests in Orbitz, LLC to Orbitz, Inc. in exchange for an aggregate of 8,180,000 shares of Class A common stock, an aggregate of 27,262,980 shares of Class B common stock and an aggregate of 434,782 shares of Series A non-voting convertible preferred stock. We refer to this transaction as the "IPO Exchange." In the initial public offering, the Founding Airlines or their affiliates sold all of the Class A common stock obtained by them in the IPO Exchange.

        Prior to the issuance of the Series A non-voting convertible preferred stock to our Founding Airlines or their affiliates in the IPO Exchange, the Founding Airlines or their affiliates entered into a binding contract to sell all of the shares of Series A non-voting convertible preferred stock to a third-party purchaser who was not affiliated with us, the underwriters or the selling stockholders in the initial public offering. The sale of the shares of Series A non-voting convertible preferred stock by the Founding Airlines or their affiliates to the third party purchaser was consummated immediately prior to the consummation of the initial public offering.

        We and the Founding Airlines or their affiliates expect that the IPO Exchange will be treated as a taxable exchange of membership interests in Orbitz, LLC for shares of Series A non-voting convertible preferred stock, Class A common stock and Class B common stock of Orbitz, Inc., resulting in the Founding Airlines or their affiliates recognizing taxable gain. Orbitz, LLC will make an election pursuant to Section 754 of the Code, pursuant to which we expect that the aggregate tax basis of Orbitz, LLC's tangible and intangible assets will be increased by an amount equal to the taxable gain recognized by the Founding Airlines or their affiliates. It is anticipated that this increased tax basis will result in additional future income tax deductions and, accordingly, a reduction in our future income taxes. On November 25, 2003, we entered into a tax agreement with our Founding Airlines or their affiliates governing the allocation of the tax benefits that are attributable to the taxable IPO Exchange. Pursuant to the tax agreement, for each tax period during the term of the tax agreement, we have agreed to pay to our Founding Airlines or their affiliates 87% of the amount of any tax benefit we actually realize as a result of the additional deductions. The term of the tax agreement commenced upon consummation of the IPO Exchange and continues until all tax benefits of the IPO Exchange have been utilized or expired, which we expect will be at least 15 years. The tax agreement is described further in "—Tax Agreement" below.

Stockholders Agreement

        We are party to an Amended and Restated Stockholders Agreement, as amended (the "stockholders agreement") with the holders of our Class B common stock, who are currently the Founding Airlines or their affiliates. The agreement confers certain rights upon holders of our Class B common stock and imposes certain obligations upon them and us, including the following:

  Registration Rights.

        Pursuant to the stockholders agreement, holders of our Class B common stock, which is convertible into Class A common stock, are entitled to registration rights with respect to our common stock. Under the terms of the stockholders agreement, these registration rights include the following:

  •
  an unlimited number of piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering either on our own behalf or on behalf of another stockholder, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register;

  •
  one demand registration right per holder (but no more than three aggregate demand registrations or five aggregate demand registrations in the event that we are not eligible to use Form S-3 or an equivalent short-form registration statement within one year of the consummation of the initial public offering) which any holder may exercise no sooner than 180 days after the initial public offering, requiring us to register sales of at least $5 million of such holder's common stock, subject to the discretion of our Board of Directors to delay the registration once in any 12-month period for up to 45 days if the Board determines that the registration would be seriously detrimental to Orbitz; and

  •
  an aggregate of four registrations on Form S-3 or an equivalent short-form registration statement in any 12-month period, which any holder may exercise following the time we first qualify for the use of this form of registration with the Securities and Exchange Commission, requiring us to register sales of more than $2 million of common stock in the aggregate, subject to the discretion of our Board of Directors (i) to defer the registration once in any 12-month period for up to 45 days or (ii) to cause to be unusable a shelf registration statement for up to 60 days once in any 12-month period, in each case if the Board determines that the registration would be seriously detrimental to Orbitz.

        We have agreed to pay all expenses of any registration pursuant to the stockholders agreement, except for underwriters' discounts and commissions and applicable stock transfer taxes. However, we are not required to pay expenses in connection with a registration request made by a holder of Class B common stock if the request is withdrawn, unless there has been a material adverse change in our condition, business or prospects.

        All registration rights provided under the agreement terminate with respect to any holder of registrable securities at such time as such holder is able to sell all of its registrable securities under Rule 144 during any three-month period.

  Voting Agreement.

        The holders of our Class B common stock have agreed to vote all of the voting securities held by them to elect our chief executive officer as a member of our Board of Directors. A holder of our Class B common stock will not be required to vote to elect our chief executive officer as a member of our Board of Directors if that holder (i) no longer has ten votes per share of Class B common stock held by that holder and (ii) no longer has the right to elect a Class B director to our Board of Directors.

  Issuance of Securities, Subscription Rights and Transfer Restrictions.

        Under the stockholders agreement, if we determine to sell any securities to any holder of our Class B common stock or any other holder of securities issued prior to the initial public offering, each holder of our Class B common stock is entitled to receive notice of the terms of the proposed sale and may elect to purchase up to its pro rata share in the proposed sale on comparable terms. This right does not apply to issuances associated with employee plans.

        In addition, if a holder of our Class B common stock desires to sell any of our securities to another holder of our Class B common stock (other than in connection with a registered offering), each holder of Class B common stock is entitled to receive notice of the terms of the proposed sale and may elect to purchase up to its pro rata share in the proposed sale on comparable terms. A holder of our Class B common stock will not be subject to these transfer restrictions or entitled to participate in the proposed sale if that holder (i) no longer has ten votes per share of Class B common stock held by that holder and (ii) no longer has the right to elect a Class B director to our Board of Directors.

  Restrictions on Relationships with Certain Entities.

        Subject to certain limited exceptions and for a period ending two years after the consummation of the initial public offering, each holder of our Class B common stock agreed that neither it nor its affiliates will hold or acquire beneficial ownership of any securities of any of Travelocity, Expedia, Preview Travel, Cheap Tickets or any Internet travel portal venture owned, operated, developed, marketed or under development as of May 9, 2000 by two or more of any of Cendant, Starwood, Intercontinental, Marriott International, Hilton or Hyatt or securities of any of the respective successors of the foregoing entities or venturers or contract to provide such entities or ventures with any technology or services in exchange for securities of these entities or ventures.

        Subject to certain limited exceptions and for the period ending two years after the consummation of the initial public offering, each of the holders of our Class B common stock agreed that neither it nor its affiliates will act in concert with two or more other holders of our Class B common stock, or their respective affiliates, to acquire beneficial ownership of more than 10% in the aggregate, of a third party that offers the direct sale to consumers of air travel products predominantly through an Internet site.

  Requirement to Maintain Commercial Agreement with Orbitz.

        For the period ending two years after the consummation of the initial public offering, each of the holders of our Class B common stock agreed, or agreed to cause its affiliates which are party thereto, to continue to be a party to a charter associate agreement or other commercial agreement with us to provide published fare and inventory information for air transportation for inclusion and sale on our website.

Airline Charter Associate Agreements

        In December 2003, we entered into Second Amended and Restated Airline Charter Associate Agreements (the "charter associate agreements") with our Founding Airlines that govern each airline's participation in our website. The term of each charter associate agreement, as amended, is ten years, although the airline may terminate its agreement upon 30 days' notice to us, subject to the restriction set forth in the stockholders agreement that such charter associate agreements or similar commercial agreements not be terminated for a period of two years from the date of the initial public offering. See "Stockholders Agreement—Requirement to Maintain Commercial Agreement with Orbitz" above.

        Under each charter associate agreement, the airline has agreed to provide us with information regarding its flight schedules, published air fares and seat availability at no charge and with the same frequency and at the same time as this information is provided to the airline's own Internet site, to an

Internet site branded and operated by the airline and any of its alliance partners or to the airline's internal reservation system. In addition, the airline has agreed to provide us with nondiscriminatory access to seat availability for published fares for passengers yielding comparable net revenue values in comparable fare classes in the airline's internal reservation system, the airline's own Internet site, or Internet sites operated by its alliance partners. "Published fares" means all fares other than fares filed in a private area to which there is limited access, fares offered through an opaque pricing system, and fares not generally available for purchase by the general public. Each airline has also agreed that to the extent it offers published fares, flight schedules, seat availability, service enhancements, frequent flyer program account information, frequent flyer promotions, functionality or processing of frequent flyer transactions or the purchase, sale or redemption of frequent flyer miles to other online travel company websites that are non-opaque in connection with the sale of airline tickets for travel within, between, among or from the U.S., Canada and Mexico, subject to certain limitations, it will offer the same to Orbitz on commercial terms and conditions not less favorable than the most favorable terms and conditions offered by the airline to such other online travel company. We are required to present the information received from the airline on our website in an integrated display that, except in response to a customer request, operates in an unbiased manner based upon service criteria that do not reflect the carrier's identity and that are consistently applied to all carriers and to all markets. The relationship between the charter associate and Orbitz is not exclusive and the charter associate may participate in other Internet websites similar to Orbitz.com. Under the charter associate agreements, we are also required, at the request of the airline and subject to technical and financial constraints, to use our reasonable business efforts to connect directly to the airline's internal reservation system for published fares, schedules and seat availability information so as to eliminate the need for a GDS link for such data.

        In return for the ticket distribution and customer service and support services that we provide to each airline, the airline has agreed to pay us an amount equal to the greater of certain agreed-upon transaction fees, which decrease each year until 2007, and any higher amount the airline determines to pay. In addition, each airline has agreed to provide certain in-kind marketing support to us in a manner to be agreed upon between the parties, such as references to Orbitz in printed promotional materials and in suppliers' fare sale advertising, free tickets for promotional use and access to discounted web-only fares. The timing and value of the support provided is equal to an amount based on the airline's gross bookings on our website, up to a specified maximum amount. In exchange, we offer our airline charter members lower costs of distribution by agreeing to pay the airlines a portion of the GDS incentive fees we receive from our GDSs. Each type of marketing support is assigned a contractual value, and we track monthly the amounts provided by each airline based on those specified contractual values. Ticket sales with our Founding Airlines comprised 71% of our air supplier transaction fees for the year ended December 31, 2003.

Supplier Link Agreements

        On August 12, 2002, we entered into a Supplier Link agreement with American Airlines for the establishment of a direct link between Orbitz.com and American Airlines' internal reservation system. Under the terms of this agreement, Orbitz must book eligible airline tickets directly with American Airlines and bypass the GDS. Orbitz provides pricing, availability, reservation placement and settlement services to users that access Orbitz.com. In return, American pays Orbitz a per ticket fee for American Airlines tickets booked on Orbitz.com and Orbitz provides certain parity rights to American if Orbitz enters into a similar agreement on more favorable terms and conditions. Orbitz also provided services to implement the interface between American's reservations system and Orbitz.com. Revenues recognized under this agreement were $4,492,594 for the year ended December 31, 2003. The term of the agreement is eight years, and may be terminated upon, among other things, a material breach of, or either party ceasing to be in good standing under, the airline charter associate agreement between the two parties.

        On September 6, 2002 we entered into a Supplier Link agreement with Continental Airlines for the establishment of a direct link between Orbitz.com and Continental Airlines' internal reservation system. This agreement is similar to our Supplier Link agreement with American Airlines. Revenues recognized under this agreement were $2,274,964 for the year ended December 31, 2003. The term of the agreement is ten years, and may be terminated upon, among other things, either party ceasing to be in good standing under, the airline charter associate agreement between the two parties.

        On October 28, 2002 we entered into a Supplier Link agreement with Northwest Airlines for the establishment of a direct link between Orbitz.com and Northwest Airlines' internal reservation system. This agreement is similar to our Supplier Link agreements with American Airlines and Continental Airlines. Revenues recognized under this agreement were $2,634,772 for the year ended December 31, 2003. The agreement shall continue for as long as our airline charter associate agreement with Northwest Airlines is in effect, subject to either party's right to terminate the agreement at any time after the fifth anniversary of the launch of Supplier Link. The agreement may be terminated by us upon Northwest Airlines ceasing to be in good standing under our airline charter associate agreement. It may also be terminated by either party for certain other causes.

        Our business interests may be adversely affected if we do not meet quarterly volume guarantees totaling 16,000,000 segments on an annual basis for air and car to Worldspan and if we do not meet similar air-related thresholds that entitle us to receive the highest level of inducement payments from Worldspan. Collectively, we refer to these thresholds as "Worldspan Segment Obligations." On February 3, 2004, American Airlines, Northwest Airlines and Continental Airlines entered replacement agreements with us that improve our ability to meet the Worldspan Segment Obligations and allow greater access to Supplier Link to other carriers that are expected to implement Supplier Link relationships with us in 2004. Delta Air Lines and United Air Lines entered into substantially identical agreements at the same time pertaining to their future implementation of Supplier Link technology between Orbitz.com and their reservation systems. The agreements provide that, after a phase-in period in 2004, all participating carriers would be afforded access to Supplier Link segments without limitation, starting in 2005, except that we would maintain the ability to scale back Supplier Link transactions to all participating carriers on a proportional basis as necessary to meet our Worldspan Segment Obligations. We have agreed that we will make compensatory payments to all participating airlines, including our Founding Airlines, to the extent they would have processed tickets through Supplier Link, but are unable to do so because of the imposition of this ratable reduction. However, these payments would be limited, in the aggregate, to $3.0 million in 2005, $4.0 million in 2006, and $5.0 million in 2007 and in each subsequent year.

Development, License and Hosting Agreements

        On September 9, 2001, we entered into a development, license and hosting agreement, as amended, with American Airlines for the development, hosting and support of the air transportation booking function on American Airlines' website. This booking function works directly with our software using our Supplier Link technology. For the year ended December 31, 2003, we recognized $3,501,065 in revenue from American Airlines for transaction and development fees.

        We are currently providing website hosting and support services under the agreement to American Airlines. Our initial agreement called for us to provide these services for a term of three years, and we amended the agreement on January 23, 2004 to extend that term by two years, after which American Airlines may further extend the agreement for up to two successive one-year renewal terms. In exchange, American Airlines agreed to pay us a contractual hosting and support fee. Under the agreement, we are obligated to provide American Airlines with financial terms that are at least as favorable as the financial terms offered to any other current or prospective customer of ours that engages us for a project that is substantially similar to the engagement contemplated by the agreement.

        We have retained all proprietary rights in software technology developed pursuant to the development, licensing and hosting agreement, except for software that has been designated in advance as American Airlines competitive software, and have granted to American Airlines certain licenses in such software. As a condition to the agreement, we have deposited certain of our software source code and related documentation in escrow with an independent, third-party escrow agent. The escrow agent will release the escrowed materials if we discontinue hosting, maintenance or support of our software, are in material, uncured breach of certain of our obligations under the agreement, or become insolvent, file a petition in bankruptcy, have such a petition filed against us, have a receiver appointed with respect to all or substantially all of our assets, make an assignment for the benefit of creditors, or cease to do business in the ordinary course. Under these contracts, the customer has the option to purchase the software underlying the hosted website at the end of the hosting term.

        On March 8, 2002, we entered into a development, license and hosting agreement with Northwest Airlines for the development, hosting and support of the air transportation booking function on Northwest Airlines' website. We amended this agreement on December 30, 2003. This agreement is similar to our agreement with American Airlines. Under our agreement with Northwest Airlines, we have agreed to provide hosting and support services for a term ending on December 31, 2007, which may be extended by Northwest Airlines for up to three successive one-year renewal terms. In return, Northwest Airlines has agreed to pay us transaction fees based on the number of tickets processed on its website. For the year ended December 31, 2003, we recognized $4,539,700 in revenue from Northwest Airlines for transaction and development fees.

Alliance Agreement with Hotwire

        On August 1, 2001, we entered into an alliance agreement with Hotwire to offer reciprocal co-marketing links between our website and Hotwire.com. All of our Founding Airlines previously were investors in Hotwire, which offers fares in an opaque manner at discounted rates. On November 5, 2003, our Founding Airlines sold their interests in Hotwire to InterActiveCorp. Under this agreement, Hotwire serves as the exclusive opaque booking engine for us and we serve as the exclusive non-opaque booking engine for Hotwire. For the year ended December 31, 2003, we recognized $1,588,388 in revenues from Hotwire for referral fees and $5,275,953 for advertising revenues. Our expense to Hotwire was $937,320 for referral fees and $202,270 for the volume incentive bonus for the year ended December 31, 2003. The agreement will terminate on August 31, 2004, and may be renewed for an additional one-year term upon mutual agreement of the parties prior to termination.

Agreements with Worldspan

        In December 2002, we amended our computer reservations system and related services agreement with Worldspan, a GDS. Worldspan was previously owned by Delta Air Lines, Northwest Airlines and American Airlines or their respective affiliates. On July 1, 2003, Delta Air Lines, Northwest Airlines and American Airlines sold their interests in Worldspan to Travel Transaction Processing Corporation. Under our agreement with Worldspan, Worldspan provides Orbitz with access to its system which processes and distributes travel information, such as schedules, fares, availability and pricing, and provides booking capability for air, car rental and lodging reservations. Under this agreement, as further amended, Orbitz agrees to process all of the airline and car GDS bookings made through its website through Worldspan, with the exception of bookings made using Supplier Link technology. Worldspan has agreed to specified service level commitments with respect to its system availability, and we have the right to terminate the agreement if these commitments are not met. Our agreement with Worldspan expressly permits us to utilize our Supplier Link technology as an alternative to GDS bookings, and our obligations to direct bookings through Worldspan do not apply to segments that are processed using Supplier Link technology. Under this agreement, Worldspan pays Orbitz an inducement fee for each net segment that we book through this Worldspan system. These per segment inducement fees increase as the volume of segments increases. In addition to directing all non-Supplier

Link air and car bookings through Worldspan, we are obligated to provide quarterly volume guarantees totaling 16,000,000 segments on an annual basis for air and car transactions for any year in which we are using Supplier Link technology for either of those travel products. We must meet specific quarterly thresholds, or pay Worldspan a segment fee of $1.78 for each segment by which we fall short. If we implemented Supplier Link for car transactions, we would have to meet a separate specific quarterly threshold, or pay a per segment fee for each car segment by which we fell short. We do not currently use Supplier Link technology for car bookings, and therefore the Worldspan volume minimums related to car transactions are not applicable to us. For the year ended December 31, 2003, revenues from the Worldspan agreement were $40,912,000. The agreement terminates on October 31, 2011.

Loan to Jeffrey G. Katz

        We have an outstanding loan to Jeffrey G. Katz, our Chairman, President and Chief Executive Officer, evidenced by a promissory note and stock pledge agreement executed in 2001. The loan is secured by a pledge of 83,333 shares of common stock of Orbitz, and is due within ten days following the earlier of (a) the date on which Mr. Katz ceases to be employed by Orbitz for any reason, including as a result of a change of control as defined in his employment agreement with Orbitz or (b) the date on which he sells all or any portion of the 83,333 shares pledged. The note accrues interest at a rate equal to the applicable Federal Rate, and is adjusted and compounded semi-annually. As of December 31, 2003, the amount outstanding under the loan was $269,000, which was the largest amount outstanding during 2003.

Preferred Services Agreement

        On March 1, 2003, we entered into a preferred services agreement and corporate services addendum with Delta Air Lines, under which both parties provide functionality and information services to corporate customers of Delta Air Lines that are seeking access to fares on the Internet. Orbitz pays Delta Air Lines a per ticket fee for Delta Air Lines tickets booked by Delta Air Lines' corporate customers on Orbitz.com. Orbitz also pays a one-time referral fee for each Delta Air Lines corporate customer that designates Orbitz as its travel agent of record in accordance of the terms of its corporate sales agreement with Delta Air Lines. We entered into similar preferred services agreements with Northwest Airlines on July 31, 2003 and Continental Airlines on September 12, 2003, with corporate services addenda having a two-year term. As of December 31, 2003, no referral fees had been paid under the terms of these agreements.

Tax Agreement

        On November 25, 2003, we entered into a tax agreement with our Founding Airlines or their affiliates governing the allocation of the tax benefits that are attributable to the taxable IPO Exchange. For each tax period during the term of the tax agreement, we have agreed to pay to our Founding Airlines or their affiliates 87% of the amount of any tax benefit we actually realize as a result of the additional deductions. The term of the tax agreement commences upon consummation of the IPO Exchange and continues until all tax benefits of the IPO Exchange have been utilized or expired, which we expect will be at least 15 years.

        With respect to each applicable tax period, the tax benefit payment is payable to our Founding Airlines or their affiliates when we receive the tax benefit, and we will forward these payments to each Founding Airline or its affiliate in proportion to its ownership of our common stock immediately following the IPO Exchange. These tax benefit payments are not conditioned upon a Founding Airline or its affiliate continuing to have an ownership interest in us. If we receive a notice or assessment from a taxing authority regarding the tax treatment of the IPO Exchange, we will set the tax benefit payments aside in an interest-bearing escrow account until there is a final determination by the applicable tax authority. If any Founding Airline or its affiliate files for bankruptcy or is otherwise deemed insolvent, such person must provide a letter of credit or other security to Orbitz, Inc. in order to continue receiving tax benefit payments during its bankruptcy or insolvency.

        For purposes of the tax agreement, the tax benefits will be computed by comparing our actual income taxes to the taxes that we would have been required to pay had the taxable IPO Exchange been effected as a non-taxable exchange. We currently anticipate that our aggregate payments of those tax benefits to our Founding Airlines or their affiliates could exceed $250 million over the term of the tax agreement. The tax agreement provides that, upon a merger, asset sale or other form of business combination which results in a change of control, our obligations would continue under the tax agreement or our successor would be required to assume our obligations under the tax agreement.

        Pursuant to the tax agreement, we have the sole responsibility to prepare, file and make decisions with respect to our tax returns following the IPO Exchange. We have agreed to provide our Founding Airlines or their affiliates copies of our tax returns during the term of the tax agreement, and to allow them to review draft copies of our tax returns that relate to the IPO Exchange for four years after the IPO Exchange. We have also agreed to respond to all reasonable questions raised by our Founding Airlines or their affiliates with respect to these tax returns prior to filing. For tax periods ending after the fourth anniversary of the IPO Exchange, we have agreed to file our tax returns in a manner consistent with our prior tax returns to the extent our tax returns relate to the tax treatment of the IPO Exchange.

        We have also agreed to allow our Founding Airlines or their affiliates to maintain their control, through a tax committee, over the tax returns of Orbitz, LLC for tax periods ending on or before the IPO Exchange, as provided in the limited liability company agreement of Orbitz, LLC effective prior to the IPO Exchange. The tax committee, acting unanimously, has the right to review and approve any tax returns of Orbitz, LLC for pre-IPO Exchange tax periods, as well as the right to control any tax audits, settlement agreements or litigation review relating to such tax returns. If the tax committee is not able to unanimously agree on any issue related to such tax returns, the issue would be decided by the approval of a majority of our Board of Directors.

        Subject to the participation rights of our Founding Airlines or their affiliates described below, we have the exclusive right to control all tax audits, litigation or appeals relating to the tax treatment of the IPO Exchange. Our Founding Airlines or their affiliates have the right, at their expense, to designate one or more representatives to participate in contesting and defending these proceedings. We have agreed not to settle, enter settlement negotiations, provide written submissions or extend or waive the statute of limitations in any tax proceeding with respect to the IPO Exchange without the written consent of our Founding Airlines or their affiliates representing a majority of our Founding Airlines' or their affiliates' ownership interests in Orbitz, Inc. immediately following the IPO Exchange. Additionally, we have agreed to use our reasonable best efforts to accelerate the resolution of any of these proceedings so as to achieve a final determination by the applicable tax authority as quickly as possible. During the first year after the IPO Exchange, we have also agreed, if requested by all of our Founding Airlines or their affiliates, to seek written guidance concerning the tax treatment of the IPO Exchange from the Internal Revenue Service.

        The tax agreement provides for the recalculation of tax benefit payments in the event of subsequent changes in the tax treatment of our tax items, including the filing of amended tax returns, the filing of refund claims, or a final determination from an applicable tax authority that we were not entitled to the tax benefits we have claimed. In such cases, each Founding Airline or its affiliate has agreed to repay to us all the excess tax benefit payments it has received. Each Founding Airline or its affiliate has also agreed to indemnify us for its proportionate share of all interest and penalties we may incur related to the tax treatment of the IPO Exchange. Each Founding Airline or its affiliate has severally (and not jointly) agreed to indemnify us for (i) any breach of the tax agreement by such Founding Airline or its affiliate, or (ii) any failure by such Founding Airline or its affiliate to make payments to us as required under the tax agreement, in an amount not to exceed, in any event, the total tax benefit payments received by such Founding Airline or its affiliate and its proportionate share of the interest and penalties described above, if any.

        As of December 31, 2003, we had made no tax sharing payments under the terms of the tax agreement.

SECURITY OWNERSHIP

        The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 15, 2004 by: (i) each person we know to be the beneficial owner of 5% or more of any class of our outstanding shares of common stock; (ii) each of our named executive officers; (iii) each of our directors and our director nominees; and (iv) all of our executive officers and directors as a group.

        Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Percentage of beneficial ownership is based on 40,224,142 shares of common stock outstanding as of March 15, 2004. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 15, 2004 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is 200 S. Wacker Drive, Suite 1900, Chicago, Illinois 60606, except for each Class B Director whose address is that of his respective airline employer.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner
	Number		Percentage
American Airlines, Inc. 4333 Amon Carter Boulevard Fort Worth, Texas 76155	6,733,847	(1)	16.74%
United Air Lines, Inc. 1200 East Algonquin Road Elk Grove Village, Illinois 60007	6,733,847	(2)	16.74
Omicron Reservations Management, Inc. 1030 Delta Boulevard Atlanta, Georgia 30320	5,206,897	(3)	12.94
Northwest Airlines, Inc. 2700 Lone Oak Parkway Eagan, Minnesota 55121	5,045,549	(4)	12.54
Continental Airlines, Inc. 1600 Smith Street Houston, Texas 77002	3,549,669	(5)	8.82
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	1,313,700	(6)	3.27
Citadel Limited Partnership 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	988,884	(7)	2.46
The Goldman Sachs Group, Inc. 85 Broad Street New York, New York 10004	819,705	(8)	2.04
Hunter Global Investors L.P. 350 Park Avenue, 11th Floor New York, New York 10022	781,700	(9)	1.94

Jeffrey G. Katz	1,529,859	(10)	3.68
John J. Park	399,439	(11)	*
Christopher T. Hjelm	33,333	(12)	*
John R. Samuel	33,333	(13)	*
Scott D. Miller	2,205	(14)	*
Marc L. Andreessen	2,384	(15)	*
Denise K. Fletcher	2,606	(16)	*
Vincent F. Caminiti	5,206,897	(17)	12.94
Daniel P. Garton	6,736,052	(18)	16.75
J. Timothy Griffin	5,047,754	(19)	12.55
Douglas A. Hacker	6,736,052	(20)	16.75
Jeffery A. Smisek	3,549,669	(21)	8.82
All directors and executive officers as a group (12 persons)	29,279,583	(22)	69.73

*
Less than 1%.

(1)
Represents shares of Series B-AA common stock, which are convertible into shares of Class A common stock on a one-for-one basis at any time at the option of American Airlines. To the extent American Airlines is deemed to beneficially own the shares owned by the other Founding Airlines, American Airlines disclaims beneficial ownership of such shares.

(2)
Represents shares of Series B-UA common stock, which are convertible into shares of Class A common stock on a one-for-one basis at any time at the option of United Air Lines. To the extent United Air Lines is deemed to beneficially own the shares owned by the other Founding Airlines, United Air Lines disclaims beneficial ownership of such shares.

(3)
Represents shares of Series B-DL common stock, which are convertible into shares of Class A common stock on a one-for-one basis at any time at the option of Omicron Reservations Management, an affiliate of Delta Air Lines. To the extent Omicron Reservations Management is deemed to beneficially own the shares owned by the other Founding Airlines, Omicron Reservations Management disclaims beneficial ownership of such shares.

(4)
Represents shares of Series B-NW common stock, which are convertible into shares of Class A common stock on a one-for-one basis at any time at the option of Northwest Airlines. To the extent Northwest Airlines is deemed to beneficially own the shares owned by the other Founding Airlines, Northwest Airlines disclaims beneficial ownership of such shares.

(5)
Represents shares of Series B-CO common stock, which are convertible into shares of Class A common stock on a one-for-one basis at any time at the option of Continental Airlines. To the extent Continental Airlines is deemed to beneficially own the shares owned by the other Founding Airlines, Continental Airlines disclaims beneficial ownership of such shares.

(6)
Information obtained solely by reference to Amendment No. 1 to the Schedule 13G/A, filed with the Securities and Exchange Commission on March 10, 2004 by FMR Corp. and certain of its affiliates. FMR Corp. reports that (i) Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 1,264,500 shares as investment adviser to various investment companies (the "Fidelity Funds"), (ii) one of the Fidelity Funds, Fidelity Growth Company Fund, is the beneficial owner of 1,145,000 shares, and (iii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 49,200 shares as investment manager of certain institutional accounts. FMR Corp. has sole power to dispose of the 1,264,500 shares owned by the Fidelity Funds. FMR Corp. does not have the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds' Boards of Trustees. FMR Corp. has sole power to dispose of, and the sole power to vote or to direct the voting of, the 49,200 shares beneficially owned by Fidelity Management Trust Company

(7)
Information obtained solely by reference to the Schedule 13G filed with the Securities and Exchange Commission on January 21, 2004 by Citadel Limited Partnership and certain of its affiliates. Citadel Limited Partnership and its affiliates are reported as the beneficial owners with shared voting and investment power of all 988,884 shares. These 988,884 shares represent 788,884 shares and 2,000 call options, which are exercisable into 200,000 shares.

(8)
Information obtained solely by reference to the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2004 by The Goldman Sachs Group, Inc. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs"). GS Group reports that the securities being reported on by GS Group, as a parent holding company, are owned, or may be deemed to be beneficially owned, by Goldman Sachs. GS Group and Goldman Sachs have shared voting and investment power over the shares reported as beneficially owned by them.

(9)
Information obtained solely by reference to the Schedule 13G filed with the Securities and Exchange Commission on December 30, 2003 by Hunter Global Investors L.P. ("Investors") and certain of its affiliates. Investors reports that (i) Hunter Global Associates, L.L.C. is the beneficial owner with shared voting and investment power of 293,130 shares in its capacity as general partner of Hunter Global Investors Fund I L.P. ("Fund I") and Hunter Global Investors Fund II L.P. ("Fund II"), (ii) Fund I is the beneficial owner with shared voting and investment power of 275,150 shares, and (iii) Fund II is the beneficial owner with shared voting and investment power of 17,980 shares.

(10)
Includes 150,000 restricted shares, of which 83,333 shares have vested and 66,667 shares are scheduled to vest equally over four years on the anniversary of July 6, 2003, subject to early vesting provisions, and options to acquire 1,379,859 shares of Class A common stock which are exercisable within 60 days of March 15, 2004.

(11)
Includes 27,914 restricted shares, of which 11,247 shares have vested and 16,667 shares are scheduled to vest equally over four years on the anniversary of April 3, 2003, and options to acquire 371,525 shares of Class A common stock which are exercisable within 60 days of March 15, 2004.

(12)
Represents 33,333 restricted shares which are scheduled to vest equally over four years on the anniversary of July 1, 2003.

(13)
Represents 33,333 restricted shares which are scheduled to vest equally over four years on the anniversary of August 18, 2003.

(14)
Includes options to acquire 2,205 shares of Class A common stock which are exercisable within 60 days of March 15, 2004.

(15)
Includes options to acquire 2,384 shares of Class A common stock which are exercisable within 60 days of March 15, 2004.

(16)
Includes options to acquire 2,606 shares of Class A common stock which are exercisable within 60 days of March 15, 2004.

(17)
Includes 5,206,897 shares of Series B-DL common stock held of record by Omicron Reservations Management, Inc. Mr. Caminiti serves as Senior Vice President—Profitability Initiatives of Delta Air Lines, of which Omicron Reservations Management, Inc. is an affiliate. To the extent Mr. Caminiti is deemed to beneficially own these shares as a result of his position as Senior Vice President—Profitability Initiatives, Mr. Caminiti disclaims beneficial ownership of these shares.

(18)
Includes options to acquire 2,205 shares of Class A common stock which are exercisable within 60 days of March 15, 2004. Includes 6,733,847 shares of Series B-AA common stock held of record by American Airlines, Inc. Mr. Garton serves as Executive Vice President—Marketing of American Airlines and AMR Corporation. To the extent Mr. Garton is deemed to beneficially own these shares as a result of his position as Executive Vice President—Marketing of American Airlines and AMR Corporation, Mr. Garton disclaims beneficial ownership of these shares.

(19)
Includes options to acquire 2,205 shares of Class A common stock which are exercisable within 60 days of March 15, 2004. Includes 5,045,549 shares of Series B-NW common stock held of record by Northwest Airlines, Inc. Mr. Griffin serves as Executive Vice President of Northwest Airlines. To the extent Mr. Griffin is deemed to beneficially own these shares as a result of his position as Executive Vice President of Northwest Airlines, Mr. Griffin disclaims beneficial ownership of these shares.

(20)
Includes options to acquire 2,205 shares of Class A common stock which are exercisable within 60 days of March 15, 2004. Includes 6,733,847 shares of Series B-UA common stock held of record by United Air Lines, Inc. Mr. Hacker serves as Executive Vice President—Strategy of United Air Lines and UAL Corporation. To the extent Mr. Hacker is deemed to beneficially own these shares as a result of his position as Executive Vice President—Strategy of United Air Lines and UAL Corporation, Mr. Hacker disclaims beneficial ownership of these shares.

(21)
Includes 3,549,669 shares of Series B-CO common stock held of record by Continental Airlines, Inc. Mr. Smisek serves as Executive Vice President of Continental Airlines, Inc. To the extent Mr. Smisek is deemed to beneficially own these shares as a result of his position as Executive Vice President of Continental Airlines, Mr. Smisek disclaims beneficial ownership of these shares.

(22)
Includes 244,580 restricted shares, of which 94,580 have vested, with the remaining shares scheduled to vest on or before August 18, 2007, and options to acquire 1,765,194 shares of Class A common stock which are exercisable within 60 days of March 15, 2004.

PROPOSAL 4—APPROVAL OF AUDITORS

        The Audit Committee has selected KPMG LLP as the Company's independent auditors for 2004 and has further recommended that the Board of Directors submit the selection of independent accountants for ratification by the shareholders at the Annual Meeting. Representatives of KPMG LLP will attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

        Shareholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by our governance documents or applicable law. However, the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

        THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2004.

IMPORTANT INFORMATION REGARDING OUR INDEPENDENT PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

        The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company's principal accounting firm, KPMG LLP, are as follows:

  Audit Fees

        Audit fees for the fiscal years ended December 31, 2003 and December 31, 2002 were $230,000 and $264,985, respectively. The aggregate fees billed include amounts for the audit of the Company's financial statements, review of the financial statement included in the Company's quarterly reports, and services in connection with statutory and regulatory filings or engagements for those fiscal years.

  Audit-Related Fees

        Audit-related fees for the fiscal years ended December 31, 2003 and December 31, 2002 were $641,683 and $494,460, respectively. The aggregate fees billed are for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees." These services include fees for professional services performed in connection with the Company's initial public offering.

  Tax Fees

        Tax fees for the fiscal years ended December 31, 2003 and December 31, 2002 were $223,114 and $89,353, respectively. The aggregate fees billed are for professional services for tax compliance, tax advice and tax planning. These services include fees for tax compliance and structuring related to the initial public offering and the IPO Exchange.

  All Other Fees

        All other fees for the fiscal years ended December 31, 2003 and December 31, 2002 were $0 and $82,992, respectively. The aggregate fees billed are for products and services that are not included in the "Audit Fees," "Audit-Related Fees" and "Tax Fees" sections, primarily security and risk consulting. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the principal accountant's independence.

Pre-Approval Policies and Procedures

        The Audit Committee will pre-approve audit and non-audit services rendered by the Company's principal accounting firm, KPMG LLP, on a case-by-case basis to the extent required by the Nasdaq Marketplace Rules and applicable law. The Audit Committee has not adopted a formal policy or procedure for pre-approval of audit and non-audit services.

Change in Independent Accountants

        The financial statements of Orbitz, Inc. and Orbitz, LLC for the period from inception, February 24, 2000 to December 31, 2000 and for the year ended December 31, 2001 were previously audited by Arthur Andersen LLP, certified public accountants. We made the determination to change accountants to KPMG LLP in connection with our decision to offer shares of our Class A common stock to the public. The decision to change accountants was approved by our Board of Directors. Arthur Andersen LLP and we mutually agreed to terminate our relationship on April 12, 2002. Arthur Andersen LLP's report on Orbitz, LLC's financial statements for the period from February 24, 2000 to December 31, 2000 and the fiscal year ended December 31, 2001 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements at any time between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. We engaged KPMG LLP as Orbitz, Inc.'s and Orbitz, LLC's independent accountants as of April 12, 2002.

AUDIT COMMITTEE REPORT

        For the year ended December 31, 2003, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors, KPMG LLP. The Committee discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent auditors' examination of the financial statements.

        The Committee also reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, discussed with the auditors the auditors' independence, and satisfied itself as to the auditors' independence.

        Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Commission.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

              AUDIT COMMITTEE

              Daniel P. Garton, Chairman*
              Marc L. Andreessen
              Scott D. Miller

              *Denise K. Fletcher replaced Mr. Garton as a
              member of the Audit Committee
              effective March 29, 2004.

COMMON STOCK PERFORMANCE GRAPH

        The following Performance Graph compares the cumulative total shareholder return for our Class A common stock, the Nasdaq Stock Market (U.S. Companies) Index (the "Nasdaq Market Index") and the Goldman Sachs Internet Index. The Performance Graph assumes that $100 was invested beginning on the date of our initial public offering in December 2003 in each of our Class A common stock and the indexes. Total return performance for the Nasdaq Market Index and the Goldman Sachs Internet Index is weighted based on the market capitalization of the companies included in each index, and assumes that dividends are reinvested. During the period ended December 31, 2003, we did not declare or pay any dividends on our common stock. The shareholder return shown on the graph below is not necessarily indicative of future performance.

	December 16, 2003 (Initial Public Offering)	Value of Investment on December 31, 2003
Orbitz, Inc.	$100.00	$89.73
Nasdaq Market Index	100.00	104.02
Goldman Sachs Internet Index	100.00	107.10

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities and Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% shareholders were met during the year ended December 31, 2003.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2005 ANNUAL MEETING

        A shareholder desiring to submit a proposal for inclusion in our Proxy Statement for the 2005 Annual Meeting must deliver the proposal so that it is received by the Company no later than December 15, 2004. We request that all such proposals be addressed to Richard Buchband, Vice President, Senior Corporate Counsel and Secretary, Orbitz, Inc., 200 S. Wacker Drive, Suite 1900, Chicago, Illinois 60606, and mailed by certified mail, return receipt requested. In addition, our Amended and Restated Bylaws require that notice of stockholder nominations for directors and any proposals of other business to be considered by the shareholders, and related information, be received by the Secretary of the Company not later than 90 days and not earlier than 120 days before the anniversary of the 2004 Annual Meeting. For the 2005 Annual Meeting, this means that notice must be received by the Secretary of the Company not later than March 4, 2005 and not earlier than February 2, 2005.

OTHER BUSINESS

        The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2003, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by shareholders without charge by sending a written request to John J. Park, Chief Financial Officer, Orbitz, Inc., 200 S. Wacker Drive, Suite 1900, Chicago, Illinois 60606.

Appendix A

AUDIT COMMITTEE CHARTER

of the Audit Committee of
Orbitz, Inc.

        This Audit Committee Charter was adopted by the Board of Directors (the "Board") of Orbitz, Inc. (the "Company") on November 25, 2003.

I.     Purpose

        The purpose of the Audit Committee (the "Committee") is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company's financial statements; (ii) the Company's compliance with legal and regulatory requirements; (iii) the independent auditor's qualifications and independence; and (iv) the performance of the Company's internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

        In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company's bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee's sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

        Notwithstanding the foregoing, the Committee's responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements as well as the Company's financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company's annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company's quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company's internal auditor, if any (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the "internal auditor") and the Company's independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

        Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term "review" to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term "review" as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the

Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.    Membership

        The Committee shall consist of at least three members of the Board, none of whom shall be an affiliated person of the Company as set forth in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to applicable phase-in periods. Each Committee member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background, including oversight experience, which has resulted in such member's financial sophistication. In addition, each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market and Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC, including Rule 10A-3(b)(1) under the Exchange Act, subject to applicable phase-in periods afforded pursuant to the Exchange Act and the listing requirements of the Nasdaq Stock Market.

        The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

        Each member of the Committee shall receive as compensation from the Company only those forms of compensation that are not prohibited by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the Nasdaq Stock Market.

III.  Meetings and Procedures

        The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company's bylaws that are applicable to the Committee.

        The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor, if any, and with the independent auditor.

        All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company's management, representatives of the independent auditor, the internal auditor, if any, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

        The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company's regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

        The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.    Powers and Responsibilities

  Interaction with the Independent Auditor

        1.    Appointment and Oversight.    The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

        2.    Pre-Approval of Services.    Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company's engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee's responsibilities under the Exchange Act to the Company's management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

        3.    Independence of Independent Auditor.    The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor's senior personnel that are providing audit services to the Company. In conducting its review:

          (i)    The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm's internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

          (ii)   The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence.

          (iii)  The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

          (iv)  The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

          (v)   The Committee shall, if applicable, consider whether the independent auditor's provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

  Annual Financial Statements and Annual Audit

        4.    Meetings with Management, the Independent Auditor and the Internal Auditor.

          (i)    The Committee shall meet with management, the independent auditor and the internal auditor, if any, in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

          (ii)   The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including analyses of the effects of alternative GAAP methods on the Company's financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements.

          (iii)  The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

          (iv)  The Committee shall review and discuss the disclosures regarding internal controls and other matters required by Section 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

        5.    Separate Meetings with the Independent Auditor.

          (i)    The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any disagreements with management and management's responses to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor's national office respecting auditing or accounting issues presented by the engagement; and (C) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

          (ii)   The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee, at least annually, regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor's engagement letter, independent auditor's independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

          (iii)  The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as then in effect.

        6.    Recommendation to Include Financial Statements in Annual Report.    The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

  Quarterly Financial Statements

        7.    Meetings with Management, the Independent Auditor and the Internal Auditor.    The Committee shall review and discuss (a) the quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and (b) the disclosures regarding internal controls and other matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

  Internal Audit

        8.    Appointment.    The Committee shall review the appointment and replacement of the internal auditor, if any.

        9.    Separate Meetings with the Internal Auditor.    If the Company has appointed an internal auditor, the Committee shall meet periodically with the Company's internal auditor to discuss the responsibilities, budget and staffing of the Company's internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

  Other Powers and Responsibilities

        10.   The Committee shall discuss with management and the independent auditor, if any, the Company's earnings press releases (with particular focus on any "pro forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee's discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

        11.   The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

        12.   The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company's financial statements, financial reporting process, accounting policies or internal audit function.

        13.   The Committee shall discuss with the Company's General Counsel or outside counsel any legal matters brought to the Committee's attention that could reasonably be expected to have a material impact on the Company's financial statements.

        14.   The Committee shall request assurances from management, the independent auditor and the Company's internal auditors, if any, that the Company and its foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions, and the Company's code of conduct (to the extent such a code of conduct has been adopted).

        15.   The Committee shall discuss with management the Company's policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company's significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

        16.   The Committee shall set clear hiring policies for employees or former employees of the Company's independent auditor.

        17.   The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

        18.   The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company's annual proxy statements.

        19.   The Committee, through its Chair, shall report regularly, at least annually, to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditor, the performance of the Company's internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

        20.   The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee's compliance with this Charter.

        21.   The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

PROXY
ORBITZ, INC.
200 South Wacker Drive, Suite 1900
Chicago, Illinois 60606

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of Orbitz, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 15, 2004, and hereby appoints Gary R. Doernhoefer and Richard Buchband, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of common stock of the Company held of record by the undersigned on April 7, 2004, and all of the shares as to which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, June 2, 2004 at 9:00 a.m. Central Time, at the Swissôtel Chicago, 323 East Wacker Drive, Chicago, Illinois, and any adjournment or postponement thereof, in accordance with the following instructions.

        If no other indication is made on the reverse side of this Proxy Card, the proxies shall vote (and any voting instructions to record holders shall be given) "FOR" Item 1, "FOR" Item 2 and, in the proxies' discretion upon such other business as may properly come before the Annual Meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

Orbitz, Inc.

June 2, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
(1)	Election of Class A Director		(2)	Approval of KPMG LLP as auditors of the Company for 2004.	☐	☐	☐
☐	FOR	NOMINEE: Denise K. Fletcher - Class I Nominee	(3)	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	WITHHOLD AUTHORITY
			This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted "FOR" Item 1, "FOR" Item 2 and, in the Proxies' discretion upon such other business as may properly come before the Annual Meeting.
			YOUR VOTE IS IMPORTANT PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐
Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

ELECTION OF DIRECTORS
PROPOSAL 1—Election of Class A Director (To Be Voted On By All Holders of Common Stock)
PROPOSAL 2—Election of Class B Directors (To Be Voted On By Holders of Class B Common Stock Only)
PROPOSAL 3—Election of Management Director (To Be Voted On By Holders of Class B Common Stock Only)
CLASS A DIRECTORS NOT STANDING FOR ELECTION
IMPORTANT INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES
EXECUTIVE OFFICERS
OTHER KEY EMPLOYEES
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP
PROPOSAL 4—APPROVAL OF AUDITORS
IMPORTANT INFORMATION REGARDING OUR INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
COMMON STOCK PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2005 ANNUAL MEETING
OTHER BUSINESS
Appendix A AUDIT COMMITTEE CHARTER of the Audit Committee of Orbitz, Inc.